SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*
Nuance Communications, Inc.
 (Name of Issuer)

Common Stock, $0.001 par value per share
 (Title of Class of Securities)

67020Y100
 (CUSIP Number)

Jesse A. Lynn, Esq.
General Counsel
Icahn Capital LP
767 Fifth Avenue, 47th Floor
New York, New York 10153
(212) 702-4300
January 25, 2017
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

 Rule 13d-1(b)
 Rule 13d-1(c)  [X]
 Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

CUSIP No. 67020Y100

1 NAME OF REPORTING PERSON
High River Limited Partnership

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) / /
(b) / /
3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5 SOLE VOTING POWER
2,582,496   **

6 SHARED VOTING POWER
0

7 SOLE DISPOSITIVE POWER
2,582,496   **

8 SHARED DISPOSITIVE POWER
0

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,582,496   **

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES/ /

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.89% **

12 TYPE OF REPORTING PERSON
PN

** See Item 4.

SCHEDULE 13G

CUSIP No. 67020Y100

1 NAME OF REPORTING PERSON
Hopper Investments LLC

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) / /
(b) / /
3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5 SOLE VOTING POWER
0

6 SHARED VOTING POWER
2,582,496   **

7 SOLE DISPOSITIVE POWER
0

8 SHARED DISPOSITIVE POWER
2,582,496   **

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,582,496   **

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES/ /

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.89% **

12 TYPE OF REPORTING PERSON
OO

** See Item 4.

SCHEDULE 13G

CUSIP No. 67020Y100

1 NAME OF REPORTING PERSON
Barberry Corp.

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) / /
(b) / /
3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5 SOLE VOTING POWER
0

6 SHARED VOTING POWER
2,582,496   **

7 SOLE DISPOSITIVE POWER
0

8 SHARED DISPOSITIVE POWER
2,582,496   **

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,582,496   **

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES/ /

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.89% **

12 TYPE OF REPORTING PERSON
CO

** See Item 4.

SCHEDULE 13G

CUSIP No. 67020Y100

1 NAME OF REPORTING PERSON
Icahn Partners Master Fund LP

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) / /
(b) / /
3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5 SOLE VOTING POWER
4,200,920  **

6 SHARED VOTING POWER
0

7 SOLE DISPOSITIVE POWER
4,200,920  **

8 SHARED DISPOSITIVE POWER
0

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,200,920  **

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES/ /

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.44% **

12 TYPE OF REPORTING PERSON
PN

** See Item 4.

SCHEDULE 13G

CUSIP No. 67020Y100

1 NAME OF REPORTING PERSON
Icahn Offshore LP

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) / /
(b) / /
3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5 SOLE VOTING POWER
0

6 SHARED VOTING POWER
4,200,920  **

7 SOLE DISPOSITIVE POWER
0

8 SHARED DISPOSITIVE POWER
4,200,920  **

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,200,920  **

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES/ /

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.44% **

12 TYPE OF REPORTING PERSON
PN

** See Item 4.

SCHEDULE 13G

CUSIP No. 67020Y100

1 NAME OF REPORTING PERSON
Icahn Partners LP

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) / /
(b) / /
3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5 SOLE VOTING POWER
6,129,054  **

6 SHARED VOTING POWER
0

7 SOLE DISPOSITIVE POWER
6,129,054  **

8 SHARED DISPOSITIVE POWER
0

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
6,129,054  **

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES/ /

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.10% **

12 TYPE OF REPORTING PERSON
PN

** See Item 4.

SCHEDULE 13G

CUSIP No. 67020Y100

1 NAME OF REPORTING PERSON
Icahn Onshore LP

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) / /
(b) / /
3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5 SOLE VOTING POWER
0

6 SHARED VOTING POWER
6,129,054  **

7 SOLE DISPOSITIVE POWER
0

8 SHARED DISPOSITIVE POWER
6,129,054  **

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
6,129,054  **

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES/ /

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.10% **

12 TYPE OF REPORTING PERSON
PN

** See Item 4.

SCHEDULE 13G

CUSIP No. 67020Y100

1 NAME OF REPORTING PERSON
Icahn Capital LP

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) / /
(b) / /
3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5 SOLE VOTING POWER
0

6 SHARED VOTING POWER
10,329,974  **

7 SOLE DISPOSITIVE POWER
0

8 SHARED DISPOSITIVE POWER
10,329,974  **

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
10,329,974  **

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES/ /

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.55% **

12 TYPE OF REPORTING PERSON
PN

** See Item 4.

SCHEDULE 13G

CUSIP No. 67020Y100

1 NAME OF REPORTING PERSON
IPH GP LLC

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) / /
(b) / /
3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5 SOLE VOTING POWER
0

6 SHARED VOTING POWER
10,329,974  **

7 SOLE DISPOSITIVE POWER
0

8 SHARED DISPOSITIVE POWER
10,329,974  **

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
10,329,974  **

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES/ /

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.55% **

12 TYPE OF REPORTING PERSON
OO

** See Item 4.

SCHEDULE 13G

CUSIP No. 67020Y100

1 NAME OF REPORTING PERSON
Icahn Enterprises Holdings LP

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) / /
(b) / /
3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5 SOLE VOTING POWER
0

6 SHARED VOTING POWER
10,329,974  **

7 SOLE DISPOSITIVE POWER
0

8 SHARED DISPOSITIVE POWER
10,329,974  **

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
10,329,974  **

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES/ /

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.55% **

12 TYPE OF REPORTING PERSON
PN

** See Item 4.

SCHEDULE 13G

CUSIP No. 67020Y100

1 NAME OF REPORTING PERSON
Icahn Enterprises G.P. Inc.

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) / /
(b) / /
3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5 SOLE VOTING POWER
0

6 SHARED VOTING POWER
10,329,974  **

7 SOLE DISPOSITIVE POWER
0

8 SHARED DISPOSITIVE POWER
10,329,974  **

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
10,329,974  **

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES/ /

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.55% **

12 TYPE OF REPORTING PERSON
CO

** See Item 4.

SCHEDULE 13G

CUSIP No. 67020Y100

1 NAME OF REPORTING PERSON
Beckton Corp.

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) / /
(b) / /
3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5 SOLE VOTING POWER
0

6 SHARED VOTING POWER
10,329,974  **

7 SOLE DISPOSITIVE POWER
0

8 SHARED DISPOSITIVE POWER
10,329,974  **

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
10,329,974  **

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES/ /

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.55% **

12 TYPE OF REPORTING PERSON
CO

** See Item 4.

SCHEDULE 13G

CUSIP No. 67020Y100

1 NAME OF REPORTING PERSON
Carl C. Icahn

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) / /
(b) / /
3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5 SOLE VOTING POWER
0

6 SHARED VOTING POWER
12,912,470  **

7 SOLE DISPOSITIVE POWER
0

8 SHARED DISPOSITIVE POWER
12,912,470  **

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
12,912,470  **

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES/ /

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.43% **

12 TYPE OF REPORTING PERSON
IN

** See Item 4.

SCHEDULE 13G

ITEM 1

(a) Name of Issuer:

Nuance Communications, Inc.

(b) Address of Issuer's Principal Executive Offices:

1 Wayside Road, Burlington, Massachusetts 01803

ITEM 2

(a) Name of Person Filing:

The persons filing this statement are High River Limited Partnership ("High River"), Hopper Investments LLC ("Hopper"), Barberry Corp. ("Barberry"), Icahn Partners Master Fund LP ("Icahn Master"), Icahn Offshore LP ("Icahn Offshore"), Icahn Partners LP ("Icahn Partners"), Icahn Onshore LP ("Icahn Onshore"), Icahn Capital LP ("Icahn Capital"), IPH GP LLC ("IPH"), Icahn Enterprises Holdings LP ("Icahn Enterprises Holdings"), Icahn Enterprises G.P. Inc. ("Icahn Enterprises GP"), Beckton Corp. ("Beckton"), and Carl C. Icahn (collectively, the "Reporting Persons").

Barberry is the sole member of Hopper, which is the general partner of High River. Icahn Offshore is the general partner of Icahn Master. Icahn Onshore is the general partner of Icahn Partners. Icahn Capital is the general partner of each of Icahn Offshore and Icahn Onshore. Icahn Enterprises Holdings is the sole member of IPH, which is the general partner of Icahn Capital. Beckton is the sole stockholder of Icahn Enterprises GP, which is the general partner of Icahn Enterprises Holdings. Carl C. Icahn is the sole stockholder of each of Barberry and Beckton.

(b) Address of Principal Business Office:

The address of the principal business office of (i) High River, Hopper, Barberry, Icahn Master, Icahn Offshore, Icahn Partners, Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP and Beckton is White Plains Plaza, 445 Hamilton Avenue - Suite 1210, White Plains, NY 10601, and (ii) Mr. Icahn is c/o Icahn Associates Corp., 767 Fifth Avenue, 47th Floor, New York, NY 10153.

(c) Citizenship:

Each of High River, Icahn Master, Icahn Offshore, Icahn Partners, Icahn Onshore, Icahn Capital and Icahn Enterprises Holdings is a Delaware limited partnership. Each of Hopper and IPH is a Delaware limited liability company. Each of Barberry, Icahn Enterprises GP and Beckton is a Delaware corporation. Carl C. Icahn is a citizen of the United States of America.

(d) Title of Class of Securities:

Common Stock, $0.001 par value per share ("Shares")

(e) CUSIP Number:

67020Y100

ITEM 3                         If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4 Ownership

(a) Amount Beneficially Owned:

The Reporting Persons may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Act), in the aggregate, 12,912,470 Shares. The information set forth in Item 4(c) below is herby incorporated in its entirety herein. Each of Hopper, Barberry and Mr. Icahn may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the Shares which High River directly beneficially owns. Each of Hopper, Barberry and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the Shares which Icahn Master directly beneficially owns. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the Shares which Icahn Partners directly beneficially owns. Each of Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes.

(b) Percent of Class

The Shares beneficially owned by the Reporting Persons represent approximately 4.43% of the Issuer's outstanding Shares (based upon the 291,252,461 Shares stated to be outstanding as of December 5, 2016 by the Issuer in the Issuer's Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on December 16, 2016).

(c) Number of Shares as to which each Reporting Person has: (i) Sole power to vote or to direct the vote; (ii) Shared power to vote or to direct the vote; (iii) Sole power to dispose or to direct the disposition of; (iv) Shared power to dispose or to direct the disposition of:

The information set forth in the cover pages hereto is herby incorporated in its entirety herein.

ITEM 5 Ownership of Five Percent or Less of a Class

 If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:  [X]

ITEM 6 Ownership of More than Five Percent on Behalf of Another Person

NOT APPLICABLE

ITEM 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

NOT APPLICABLE

ITEM 8 Identification and Classification of Members of the Group

NOT APPLICABLE

ITEM 9 Notice of Dissolution of Group

NOT APPLICABLE

ITEM 10                       Certification

By signing below the undersigned certify that, to the best of their knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURES

After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement on Schedule 13G is true, complete and correct.

Dated: January 25, 2017

HIGH RIVER LIMITED PARTNERSHIP
By: Hopper Investments LLC, general partner
By: Barberry Corp., sole member

By:  /s/ Edward Mattner
Name: Edward Mattner
Title: Authorized Signatory

HOPPER INVESTMENTS LLC
By: Barberry Corp., sole member

By:  /s/ Edward Mattner
Name: Edward Mattner
Title: Authorized Signatory

BARBERRY CORP.

By:  /s/ Edward Mattner
Name: Edward Mattner
Title: Authorized Signatory

ICAHN PARTNERS MASTER FUND LP

By:  /s/ Edward E. Mattner
Name: Edward E. Mattner
Title: Authorized Signatory

ICAHN OFFSHORE LP

By:  /s/ Edward E. Mattner
Name: Edward E. Mattner
Title: Authorized Signatory

ICAHN PARTNERS LP

By:  /s/ Edward E. Mattner
Name: Edward E. Mattner
Title: Authorized Signatory
ICAHN ONSHORE LP

By:  /s/ Edward E. Mattner
Name: Edward E. Mattner
Title: Authorized Signatory

ICAHN CAPITAL LP

By:  /s/ Edward E. Mattner
Name: Edward E. Mattner
Title: Authorized Signatory

IPH GP LLC

By:  /s/ Edward E. Mattner
Name: Edward E. Mattner
Title: Authorized Signatory

ICAHN ENTERPRISES HOLDINGS LP
By: Icahn Enterprises G.P. Inc., its general partner

By:  /s/ SungHwan Cho
Name: SungHwan Cho
Title: Chief Financial Officer

ICAHN ENTERPRISES G.P. INC.

By:  /s/ SungHwan Cho
Name: SungHwan Cho
Title: Chief Financial Officer

BECKTON CORP.

By:  /s/ Edward E. Mattner
Name: Edward E. Mattner
Title: Authorized Signatory

/s/ Carl C. Icahn_____________
CARL C. ICAHN

[Signature Page to Amendment No. 1 to Schedule 13G – Nuance Communications, Inc.]